THE SYMBOL “*****” DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.27

LICENSE AGREEMENT

     This License Agreement (this “Agreement”) is made and entered into as of the 6th day of February, 2008, by and between AlphaKat - Global Energy GmbH, a company organized and existing under the laws of Germany (“Licensor”), and American Renewable Diesel, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“American”).

     WHEREAS, AlphaKat GmbH, a company organized and existing under the laws of Germany (as further defined below, “AK”), has granted certain rights to Licensor with respect to a proprietary technology to convert waste material that contains hydrocarbons into diesel oil (as further defined below, the “Technology”) in various countries, including the United States;

     WHEREAS, American is interested in obtaining license rights from Licensor with respect to the Technology, all on the terms and conditions set forth herein, to secure or to help secure orders for the sale of the equipment that utilizes the Technology; and

     WHEREAS, Licensor is willing to grant such license rights to American, all on the terms and conditions set forth herein;

     NOW, THEREFORE, in light of the mutual premises set forth herein and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows.

ARTICLE 1 – DEFINITIONS AND INTERPRETATION

Section 1.1 Capitalized Terms. Unless otherwise specified herein, the following capitalized terms shall have the following meanings:

     “Affiliate” means, in relation to any Person, any other Person that controls, is controlled by, or is in common control with, such Person. For the purpose of this definition, control means the direct or indirect control of fifty percent (50%) or more of the voting rights in such Person or the power to direct the management or policies of such Person, whether by operation of law, by contract or otherwise. Except as shall otherwise be expressly provided in this Agreement, and for the avoidance of any doubt, as of the Effective Date, (i) Licensor and AK are Affiliates and (ii) Licensor and Global are Affiliates, but AK and Global are not Affiliates.

     “Agreement” has the meaning set forth in the first paragraph hereof.

     “AK” means AlphaKat GmbH, a company organized and existing under the laws of Germany, and its successors and permitted assigns.

     “American” has the meaning set forth in the first paragraph hereof and includes its successors and permitted assigns.

     “Commercial Waste” means all non-hazardous solid waste that is collected from commercial establishments, including residential apartment buildings, office buildings, restaurants, industrial parks, all other business facilities and all recyclable materials from recycling facilities.

     “Competitor of Licensor” means a Person, directly or through Affiliates, engaged primarily in the business of selling equipment that converts waste or organic feedstock(s) containing hydrocarbon materials into diesel fuel or any Person that is involved primarily in the development of such equipment or the technology on which it is based.

     “Contracted Waste” means all non-hazardous waste, regardless of the source of such waste, which is under contract to be delivered to Covanta or any of its Affiliates for disposal in, or processing by, one of the facilities owned or operated by Covanta or any of its Affiliates.

     “Covanta” means Covanta Energy Corporation, a Delaware corporation.

     “Covanta License Agreement” means the License Agreement of even date herewith entered into between Licensor and Covanta, a copy of which is attached hereto as Exhibit 1.

     “Customer” means any Person that is not owned or controlled by American that wants to purchase a System for its own account.

     “Default” has the meaning set forth in Section 10.1.

     “Demonstration Plant” means the System to be purchased by Covanta as provided for in the Covanta License Agreement, the order for which has been procured by American.

     “Dispute” has the meaning set forth in Section 9.1.

     “Effective Date” has the meaning set forth in Section 5.1.

     “Extended Period” means the period that begins on the date that the Initial Period terminates and ends on the date that this Agreement terminates.

     “Feedstock” means Household Waste, Contracted Waste, Commercial Waste or Radial Biomass, as the case may be.

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     “Full Right” means that the Person being granted the right(s) described herein shall be the only Person that is entitled to exercise such right(s) so long as this Agreement is in effect and that no other Person shall be authorized, by the grantor of such right(s), to exercise such right(s) or be granted such right(s).

     “Global” means Global Energy, Inc., a Nevada corporation.

     “Household Waste” means all non-hazardous, post-recycled municipal solid waste which is collected from residences, which waste is of the type normally accepted for processing at waste to energy facilities in the United States.

     “ICC” means the International Chamber of Commerce.

     “ICC Rules” has the meaning set forth in Section 9.1.

     “Improvements” means all the techniques, enhancements, modifications, changes, experience, methods, information, data or knowledge that will be created or acquired in the future relating to the Technology and/or the manufacturing of such components for Systems (whether or not patentable, useful or workable) through the implementation, development, testing and improvement of the Technology.

     “Initial Period” means the period which begins on the date that the Interim Period ends and terminates on the second (2nd) anniversary thereof.

     “Intellectual Property” means any intellectual property and/or proprietary information and materials relating to the Technology along with all rights therein, whether existing before or conceived or developed after the Effective Date (except as otherwise expressly provided), including: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), including the Patents; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) trade secrets, confidential information and know-how (including ideas, formulae, compositions, manufacturing and production processes and techniques, research and development information, test data and results, drawings, specifications, designs, supplier lists and related information); and (vi) registrations, applications, divisionals, continuations, continuations-in-part, foreign counterparts and renewals for any of the foregoing.

     “Interim Period” means the period which begins on the Effective Date and ends twelve (12) months following the date that the Demonstration Plant has been successfully commissioned and is ready for commercial operation; provided, however, that if the Demonstration Plant passes the performance test that is agreed to by AK and Covanta (all as further provided for in Section 2.2(c) of the Covanta License Agreement) more than thirty (30) days prior to the scheduled end of the Interim Period, the Interim Period shall terminate thirty (30) days following the date that the Demonstration Plant has passed

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such performance test, Licensor to provide a notice to such effect to American in writing; provided further, however, that the Interim Period shall in no event be longer than two (2) years.

     “KDV 500” means the system of components, including all of the structural steel, piping, pumps, vessels, control systems, wiring, two proprietary “mixing turbine pumps” and the operations, maintenance and start-up manuals provided by AK, to convert hydrocarbon feedstock, including any Feedstock, into diesel oil using the Technology which is capable of producing a minimum of 500 liters of diesel oil per hour.

     “Licensor” has the meaning set forth in the first paragraph hereof and includes its successors and permitted assigns.

     “Parties” means Licensor and American.

     “Party” means Licensor or American, as the case may be.

     “Patents” means any existing or future patent applications, patents, registrations, utility models and utility model applications relating to the Technology which are necessary or useful to manufacture or to sell, offer for sale, use or otherwise make available Systems or the components of Systems, including those set forth in Exhibit 2 attached hereto.

     “Person” means any natural person, corporation, company, partnership, business trust, governmental authority or other entity.

     “Purchase Order” has the meaning set forth in Section 2.5.

     “Purchaser” has the meaning set forth in Section 2.5.

     “Qualified Right” means that the Person being granted the right(s) described herein shall be entitled to exercise such right(s) so long as this Agreement is in effect, but the grantor of such right(s) shall be entitled to grant such right(s) or allow such right(s) to be exercised by all other Persons except a Person that is precluded from exercising such right(s) under the express terms hereof.

     “Radial Biomass” means biomass, including wood, wood waste and other types of cellulosic materials which are collected within or from an area within a 100 mile radius of any biomass facility owned by Covanta or an Affiliate of Covanta in the states of California or New York as of the Effective Date.

     “Rights Agreements” means (i) the “Terms of Agreement” dated May 2, 2007, (ii) the “Shareholders’ Agreement” dated July 10, 2007 and (iii) the Articles of Association of Licensor dated November 14, 2007 and November 22, 2007, a copy of each of which is attached hereto in Exhibit 2.

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     “System” means any system of components, whether it is in existence today or developed hereafter, including all of the structural steel, piping, pumps, vessels, control systems, wiring, the proprietary “mixing turbine pump(s),” any new components of any future system of components and all of the operations, maintenance and start-up manuals provided by AK, to convert hydrocarbon feedstock, including any Feedstock, into diesel oil using the Technology, including, for the avoidance of doubt, the KDV 500.

     “Technology” means the proprietary, renewable diesel technology developed by Dr. Christian Koch (as well as any related technology licensed to Dr. Christian Koch or to AK) to convert municipal solid waste, organic materials, sludge and other hydrocarbon materials, including Feedstock, to diesel oil, including all Improvements to such technology made or acquired from time to time, including Intellectual Property, Systems, the formulation of catalysts used in Systems and all related materials and information.

     “Territory” has the meaning set forth in Section 2.1.

     “Third Party Purchaser” has the meaning set forth in Section 2.5.

Section 1.2 Interpretation. In this Agreement, unless otherwise indicated or required by the context:

     (a) Reference to and the definition of any document (including this Agreement) or any applicable law shall be deemed a reference to such document or applicable law as it may be amended, supplemented, revised or modified from time to time;

     (b) All references to an “Article,” “Section” or “Exhibit” are to an Article or Section hereof or to an Exhibit attached hereto;

     (c) Article and Section headings and other captions are for the purpose of reference only and do not limit or affect the meaning of the terms and provisions hereof;

     (d) Defined terms in the singular include the plural and vice versa, and the masculine, feminine and neuter gender include all genders;

     (e) The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; and

     (f) The words “include,” “includes” and “including” mean include, includes, and including “without limitation” and “without limitation by specification.”

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ARTICLE 2 – LICENSE RIGHTS

Section 2.1 Grant of License Rights. Subject to the terms of this Agreement, Licensor hereby grants American the Full Right in the Territory to market and sell Systems and utilize the Technology. As of the Effective Date, the territory (the “Territory”) shall be the states of California, New York and Texas, it being agreed that Licensor shall not grant any Person the right to sell Systems in New Jersey or Florida before the date by which American must satisfy the requirement set forth in clause (ii) of the first sentence of Section 2.1(b) . For the avoidance of doubt, American shall be entitled to exercise any or all of the license rights that are granted to it in the Technology itself or through any of its Affiliates, but American shall not have the right to issue sublicenses to any Person other than an Affiliate. The Parties further agree as follows:

     (a) Notwithstanding anything that is contained herein to the contrary, American shall be credited for the sale of all of the Systems sold to Covanta during the term of this Agreement regardless of whether such Systems are for use inside or outside the Territory.

     (b) American shall be required to secure or to help Licensor or Global to secure (i) an order for one KDV 500 prior to the end of the Interim Period (it being agreed that the Purchase Order being placed by Covanta for the Demonstration Plant satisfies this requirement) and (ii) orders for an additional two KDV 500s prior to the end of the Initial Period. If American fails to secure or help Licensor or Global to secure orders for a total of three KDV 500s prior to the end of the Initial Period, Licensor shall have the right, in its sole and absolute discretion, to notify American that it must give up its Full Rights for one (1) of the states in the Territory (such state to be selected by American). If American meets the two (2) requirements set forth in this Section 2.1(b), the Territory thereafter shall be the states of California, New York, Texas, New Jersey and Florida. The phrases “secure orders” as used herein mean that a Person has executed a Purchase Order for one or more KDV 500s and made the initial deposit thereunder.

     (c) Licensor acknowledges and agrees that the ability of American to meet the requirements set forth in this Section 2.1 will depend, in part, on the initial three KDV 500s installed in the United States (including the Demonstration Plant) demonstrating the technical and financial viability of the Technology. Notwithstanding anything contained herein to the contrary, (i) if there is any delay in the installation of any of the initial three (3) KDV 500s in the United States, including the Demonstration Plant (with such KDV 500s meeting all performance guarantees), beyond the date committed by AK in the applicable Purchase Order or (ii) if any such KDV 500s experience operating or financial problems due to a failure of the KDV 500 to operate in accordance with its performance guarantees, then all of the time periods set forth in this Section 2.1 shall be extended automatically for the full period of all such delays for all purposes hereof.

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     (d) During the Extended Period, American shall be required to secure orders for: (i) two (2) KDV 500s per year for each of the first two (2) full calendar years of the Extended Period; (ii) five (5) KDV 500s per year for each of the next two (2) calendar years of the Extended Period; and (iii) ten (10) KDV 500s per year for each calendar year thereafter, each such determination to be made on a cumulative basis (such that American shall be entitled to credit additional KDV 500s sold in one year above the minimum requirement for that year to a later year). If American fails to meet any such targets in any calendar year during the Extended Period, Licensor shall have the right, in its sole discretion, to notify American that it shall only have a Qualified Right in all of the states in the Territory to market and sell Systems and utilize the Technology for the remainder of the term of this Agreement. Licensor agrees that all Systems sold by Licensor outside the Territory that are pursuant to a referral made by American shall count towards American’s minimum purchase requirements hereunder. However, none of the Systems purchased by Covanta or an Affiliate of Covanta for its own account during the Extended Period shall count towards meeting American’s minimum purchase requirements unless the sale of Systems is to a project developed by American or an Affiliate of American in which Covanta is an investor.

     (e) For purpose of meeting any of the minimum order thresholds for KDV 500s which are set forth in this Section 2.1, if a System is developed by AK (such as the “KDV 2000” which is currently under development by AK) that is capable of producing a higher amount of diesel oil per hour than a KDV 500 (expected to be 2,000 liters per hour in the case of a “KDV 2000” as compared to 500 liters per hour for a KDV 500), then such System will count as more than one KDV 500 based on the amount of diesel oil per hour capable of being provided (expected to be four KDV 500s in the case of a “KDV 2000”).

     (f) Notwithstanding anything contained herein to the contrary, American shall not lose its Full Rights in any state in the Territory if it fails to meet the cumulative order requirements in Section 2.1(b) or (d) if (i) AK is not able to produce enough Systems to meet the Purchase Orders secured by American, Licensor and Global or (ii) any problems experienced with the Technology in the Systems installed by AK make it commercially unreasonable for American to secure orders for any additional Systems until such problems have been resolved, in which case the Parties shall agree to an equitable adjustment, in good faith, to the cumulative requirements provisions of Sections 2.1(b) and (d) or extend the date for such requirements to be performed.

     (g) If American fails to meet its performance obligations under this Section 2.1 and Licensor elects to require American to give up its Full Rights in one or more of the states in the Territory as further provided for herein, American’s sole penalty will be for its rights in such state(s) to become a Qualified Right to market and sell the Technology for the remainder of the term of this Agreement.

Section 2.2 Obligation to Make Referrals. If any Person contacts Licensor or any of its Affiliates regarding the purchase of one or more Systems for installation in the Territory, Licensor shall refer such Person to American.

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Section 2.3 Sales to Covanta Energy. The sale of all Systems to Covanta or to any of its Affiliates, including the Demonstration Plant, shall be pursuant to Purchase Orders placed with AK through Licensor, and American shall derive a license fee on all such sales. Licensor shall mark up the cost of all of the Systems that are sold to Covanta or any of its Affiliates (other than the System for the Demonstration Plant) by ten percent (10%) and pay fifty percent (50%) of such amount to American as its commission. Such commissions shall be paid to American as the payments that are due from Covanta or its Affiliates are received under the applicable Purchase Order.

Section 2.4 Commission on Sales to Other Customers. American shall be entitled to a commission of five percent (5%) on all Systems that are sold in the Territory. If American identifies a Customer that is interested in purchasing one or more Systems in an area that is outside the Territory, American shall refer such Customer to Licensor and, if such sale is completed (the decision to complete such sale to be made by Licensor in its sole discretion), American shall be entitled to a commission of five percent (5%) on such sale. Licensor shall mark up the cost of all of the Systems on which American is entitled to a commission by ten percent (10%) and pay fifty percent (50%) of such amount to American as its commission. Commissions shall be paid to American as the payments that are due under the applicable Purchase Orders are received. For the avoidance of doubt, in connection with Customers that are identified by American outside of the Territory, Licensor shall be obligated to pay the commission to American if the System is sold within two (2) years after the Customer is identified to Licensor by American.

Section 2.5 Purchase Orders. All purchase orders for System(s) (“Purchase Orders”) shall be entered into by and between AK (or its designee) and the ultimate purchaser of such System(s) (the “Purchaser”), although all Purchase Orders shall be placed through Licensor and provide for the payment of a sales commission to Licensor (except for the Systems sold for the Demonstration Plant). Each Purchase Order shall include a set of representations and warranties made by AK to the Purchaser which are consistent with those provided by Licensor to American in Article 8 and a non-exclusive, irrevocable and perpetual license (a “Use License”) for the Purchaser to (i) use, practice, operate, maintain, repair and make Improvements to the System(s), (ii) purchase the catalyst that is required for the operation of the System(s) from AK and/or any Person that is authorized to manufacture and/or sell such catalyst by AK, (iii) purchase components and spare parts for the System(s) from AK and/or any Person that is authorized to manufacture and/or to sell such components and spare parts and (iv) reproduce, modify and internally distribute copies of any and all materials and information received by American from Licensor and/or AK relating to the System(s), in whole or in part. In addition, if the Purchaser sells or transfers any of the System(s) to any Person (a “Third Party Purchaser”), the Purchaser shall be entitled to transfer its Use License to such Third Party Purchaser and each Third Party Purchaser shall be entitled to transfer such Use License to another Third Party Purchaser. Notwithstanding anything to the contrary contained or implied in clauses (ii) or (iii) of this Section 2.5, all Purchasers and all Third Party Purchasers shall be entitled to procure components, spare parts and catalysts that

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are commercially available from any Person. Further, if AK and the Persons authorized to make spare parts and components that are not commercially available are unable to timely supply the spare parts and components ordered by a Purchaser or a Third Party Purchaser, such Purchaser or Third Party Purchaser shall be authorized to purchase such spare parts and components from any other Person and to make such spare parts and components itself.

ARTICLE 3 – ANNUAL PRICING; NO ROYALTIES

Section 3.1 Annual Pricing. Licensor, American and AK shall agree on a procedure to establish the price, at the end of each November, for the following year, of (i) Systems, (ii) the catalyst that is used with the Technology, (iii) replacement/spare parts for Systems and (iv) the cost for AK or Licensor to provide services on Systems or other engineering services in order to (a) ensure that such prices are not increased inappropriately from year to year and (b) to provide price certainty to American for the upcoming year in connection with its sales and marketing efforts. The Parties are aware that the current price of a KDV 500 includes a technology fee of [*****] and acknowledge that the minimum technology fee to AK from the sale of a System in the future, as arrangements are put in place by AK to broaden the manufacturing base and reduce the total cost of the Systems will include a technology fee not to exceed [*****]. Licensor, American and AK shall use their best efforts to negotiate in good faith and agree as soon as practicable to the terms of such procedure and any other mechanisms that may be necessary or helpful to determine the pricing for the Systems or any other items. Licensor shall provide American, prior to the end of each November, with the updated pricing for the following year. Licensor further agrees (and AK, by its execution of this Agreement in the space provided below, agrees) that American’s Customers will not be charged more during any year for a System than the lowest price that is paid by any other licensee of Licensor or customer of AK for a comparable System in such year in the United States.

Section 3.2 No Royalties. Neither American (or its Affiliates) nor any Purchasers or Third Party Purchasers shall be required to pay royalties to Licensor, AK, Global or any other Person in connection with the exercise by American or its Affiliates of any of the license rights in the Technology granted under this Agreement.

ARTICLE 4 – CERTAIN OBLIGATIONS OF THE PARTIES

Section 4.1 Supply of Information. Licensor shall supply American from time to time with all information relating to the installation and operation of Systems reasonably required or requested by American. Further, Licensor and/or AK shall provide American with any revised or updated installation or operating manuals or bulletins as soon as such materials are completed and available for distribution.

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Section 4.2 Provision of Technical Assistance. Notwithstanding Section 4.1, Licensor shall not have any obligation to provide any engineering services or technical assistance regarding the Technology or the Systems under this Agreement. Any such services and assistance may be provided under other agreements with Licensor or with AK.

Section 4.3 Acknowledgment and Agreement. Licensor shall arrange for Dr. Christian Koch to execute this Agreement in the space that is provided below, on behalf of himself and in his capacity as the President of AK, to evidence (i) their acknowledgement that they have reviewed this Agreement and agree to any obligations on their parts, (ii) their consent to the terms of this Agreement and (iii) their agreement for AK to enter into a substantially similar form of license agreement with American if the rights of Licensor pursuant to or as contemplated by the Rights Agreements are not supplemented to the extent necessary to enable Licensor to grant all of the rights being granted to American hereunder or if any such rights granted to Licensor are terminated for any reason, such new license agreement to preserve American’s Full Rights and/or Qualified Rights in the Territory.

ARTICLE 5 – EFFECTIVE DATE AND TERM

Section 5.1 Effective Date. This Agreement shall become effective on the date that it has been signed by both of the Parties and by Dr. Christian Koch (the “Effective Date”).

Section 5.2 Term of the Agreement. This Agreement shall continue in effect from the Effective Date until July 1, 2028 unless it is terminated earlier by the provisions hereof or by either Party in accordance with its rights hereunder.

ARTICLE 6 – INTELLECTUAL PROPERTY

Section 6.1 No Transfer of Ownership of the Technology. The Parties agree that this Agreement shall not transfer the ownership of the Technology or any of the Intellectual Property therein, and that American will not have any right, title or interest in or to the Technology, except as expressly licensed to American pursuant to this Agreement or any separate agreement.

Section 6.2 Improvements. All Improvements conceived, developed or acquired by AK or Licensor during the term hereof shall be included under the license rights granted herein. All such Improvements conceived, developed or acquired exclusively by AK or Licensor shall remain the property of AK or Licensor, respectively.

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ARTICLE 7 – INFRINGEMENT AND DESIGNATIONS

Section 7.1 Notice of Infringements. During the term hereof, Licensor and American shall promptly notify each other in writing with respect to any claim of infringement of any Patent or other right asserted against it by any Person arising out of the exercise of the rights being granted hereunder.

Section 7.2 Indemnity for Infringement or Misappropriation. Licensor shall indemnify and hold harmless American, its Affiliates, any Purchasers and Third Party Purchasers (collectively, the “Indemnified Parties”) from any and all claims of infringement or misappropriation and attendant damages and costs by virtue of the exercise of the rights granted to an Indemnified Party hereunder or under any Purchase Order. To secure the indemnity provided for in this Section 7.2, the Indemnified Party shall: (i) provide notice to Licensor of the claim giving rise to the liability as soon as reasonably practicable after receiving a notice of the claim, it being agreed that any delay in providing such notice to Licensor shall not relieve Licensor of its indemnity obligations except to the extent it was prejudiced by such delay; and (ii) use reasonable business efforts to cooperate fully with Licensor in defending the claim; provided, however, that Licensor shall not enter into any settlement or compromise creating any payment obligation, admission or other obligation on the part of any Indemnified Party without such Indemnified Party’s prior written consent. The Indemnified Parties shall permit Licensor to defend and compromise such claim, but each Indemnified Party may employ its own counsel, at its own expense, to assist Licensor with respect to any such claim. Notwithstanding the foregoing, the Indemnified Parties shall not be entitled to indemnification hereunder if the infringement is due to the Indemnified Party or its Affiliates: (i) using the System in violation of the express written operating instructions that are provided by AK if the subject claim would have been avoided but for such unauthorized use; or (ii) modifying the System in a manner which is not authorized by Licensor which actually causes such infringement if the subject claim would have been avoided but for such modification.

Section 7.3 Use of Designations. If requested by Licensor in writing, American shall, in accordance with the written instructions of Licensor, provide for any System or any part of the Technology, legible statutory notice of any Patent, the existence of the license herein granted and the identity of Licensor and/or AK. Notwithstanding anything contained herein to the contrary, no rights are being granted by either Party to the other regarding their respective trade names or trademarks.

Section 7.4 Limitation of Liability. The Parties expressly waive any claims against each other and their respective Affiliates for indirect, special, non-compensatory, incidental, punitive, exemplary or consequential damages of any type, whether arising in contract or tort (including negligence, whether sole, joint or concurrent or strict liability), arising out of or relating to this Agreement or a breach hereof; provided, however, that this provision shall not waive any claims that the Parties may have under any other agreements entered into between the Parties. The limitations on liability and the remedies set forth in this Agreement have been expressly bargained for by the Parties and reflect the knowing allocation of the risks inherent in this Agreement between the Parties.

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ARTICLE 8 – REPRESENTATIONS AND WARRANTIES

Section 8.1 Party Representations. As of the Effective Date, each Party represents and warrants to the other Party that:

     (a) It is duly organized and validly existing and, where applicable, is in good standing under the laws of the jurisdiction of its formation and it has all requisite power and authority to enter into and perform its obligations under this Agreement;

     (b) The execution, delivery and performance of this Agreement have been authorized and approved by its Board of Directors or Managers, as the case may be, and do not and will not (i) violate any law, rule, regulation, order, decree or permit which is applicable to it or (ii) violate its organizational documents or any agreement to which it is a party;

     (c) This Agreement is a legal and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent enforceability is modified by bankruptcy, reorganization and other similar laws affecting the rights of creditors generally and by general principles of equity; and

     (d) There is no litigation pending or, to the best of its knowledge, threatened to which such Party, its parent or any of its subsidiaries is a party that, if adversely determined, would have a material adverse effect on the financial condition, prospects or business of such Party or its ability to perform its obligations under this Agreement.

Section 8.2 Licensor Representations Regarding the Technology. As of the Effective Date, Licensor represents and warrants to American, its Affiliates and each Purchaser and Third Party Purchaser that:

     (a) A list of all relevant Patents as of the Effective Date is set forth in Exhibit 3 attached hereto and all such Patents are current and valid as of the Effective Date with any and all required fees to maintain the same having been paid;

     (b) Licensor has licensed or otherwise has or otherwise will secure the rights in and to the existing and future Technology, including Intellectual Property, necessary for Licensor to grant to American the rights being granted in this Agreement, and there are no rights, options or other contractual obligations on the part of AK, Dr. Christian Koch of any other Person that would result in such Technology, including Intellectual Property, no longer being owned by or licensed to AK or licensed by Licensor, and AK shall maintain, prosecute and defend (or cause any other Person that owns any Patents to maintain, prosecute and defend) all Patents and pay all fees in connection therewith;

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     (c) The Technology, including Intellectual Property, does not use or include or rely on any third party intellectual property and no third party owns any rights, including intellectual property rights, necessary to American’s exercise of any of its rights under this Agreement that have not been licensed to AK;

     (d) Except for any rights granted to Covanta or Global, no rights have been provided to, or authorized for, any Person to exercise any rights in, the Technology, including the Intellectual Property, which are inconsistent with the rights granted to American hereunder;

     (e) The Technology as currently used by AK and as planned to be used by Licensor and American in accordance with the terms of this Agreement, does not infringe, misappropriate or otherwise violate any patent, copyright, trademark, trade secret or other proprietary or intellectual property right of any Person, and AK and/or Licensor have not received, and to its knowledge does not know of any facts that could give rise to, any charge, complaint, claim, demand, notice or other communication (i) alleging any such infringement, misappropriation or other violation, (ii) requesting that AK and/or Licensor take a license from any Person or (iii) challenging the validity or enforceability of the Intellectual Property. AK and/or Licensor has no knowledge of any current or threatened infringement, misappropriation or other violation by any Person of the Intellectual Property, and AK and/or Licensor has not, and has no knowledge of any facts that would require that there be, sent or otherwise communicated to any Person any charge, complaint, claim, demand or notice asserting infringement, misappropriation or other violation of any of any such Intellectual Property; and

     (f) Licensor has provided American with a true and correct copy of the Rights Agreements and there has not been any amendment to the Rights Agreements since they were executed. Licensor shall provide American with a true and correct copy of any amendments made to the Rights Agreements during the term hereof and a copy of any additional agreements entered into by Licensor with AK or Dr. Christian Koch regarding the rights of Licensor with respect to the Technology. Licensor shall provide American with a copy of any default notice or any similar communications received by Licensor from AK during the term hereof and provide American with updates from time to time regarding the resolution of any such termination notice. Licensor shall not agree to or make any amendment to any of the Rights Agreements or enter into any other agreements regarding its rights to the Technology that would reduce or affect any of American’s rights under this Agreement.

ARTICLE 9 – RESOLUTION OF DISPUTES

Section 9.1 Dispute Resolution. The Parties agree to cooperate with each other in good faith to try to resolve any controversy or dispute between them arising under this Agreement (each a “Dispute”) in accordance with the following procedures:

     (a) If a Dispute cannot be resolved informally, such Dispute shall initially be referred, through written notice by one Party to the other Party, to a meeting of senior

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management representatives of the Parties. The senior management representatives will meet to resolve the Dispute within fifteen (15) days following presentation of the matter to them.

     (b) If the Dispute cannot be resolved pursuant to Section 9.1(a), the Chief Executive Officers of the Parties shall meet to resolve the Dispute within fifteen (15) days following the conclusion of the consideration of the Dispute under Section 9.1(a) .

     (c) If the matter is not resolved within thirty (30) days of the written notice in Section 9.1(a), either Party may submit the Dispute to arbitration by submitting a Request for Arbitration pursuant to Article 4 of the Rules of Arbitration of the ICC or such equivalent arbitration rules of the ICC then in effect (the “ICC Rules”), provided that nothing in this Agreement shall prevent or delay either Party from applying for interim or conservatory measures pursuant to Article 23 of the ICC Rules.

Section 9.2 Arbitration of Unresolved Disputes.

     (a) All Disputes arising out of or in connection with this Agreement that are not resolved in accordance with the provisions of Section 9.1 shall be finally settled under the ICC Rules by binding arbitration conducted in the English language and held in London, England before a panel of three (3) arbitrators. Notwithstanding anything to the contrary in the ICC Rules, the following procedures shall apply for the appointment of the three (3) arbitrators. Each Party shall appoint one (1) arbitrator, obtain its appointee’s acceptance of such appointment and deliver written notification of such appointment and acceptance to the other Party within thirty (30) days from the date that the Dispute was submitted to arbitration. If a Party fails to deliver written notification of its appointment of an arbitrator and his/her acceptance within the time period provided in this Section 9.2, then such arbitrator shall be appointed by the ICC in accordance with the ICC Rules and be deemed a Party-appointed arbitrator for all purposes hereof. The first two arbitrators so selected shall select the third arbitrator (who shall act as chairman of the arbitration proceedings), prior to the thirtieth (30th) day following the appointment of the second Party-appointed arbitrator. If the Party-appointed arbitrators are unable to select a neutral arbitrator, they shall jointly submit a list of four names (two each) to the ICC, which shall select the third arbitrator from the list submitted to it.

     (b) No arbitrator shall be a past or present employee or agent of, or consultant or counsel to, a Party or any Affiliate of a Party, unless such restriction has been waived in writing by the other Party to the proceeding.

     (c) The substantive law governing the Dispute shall be the laws of the State of New York.

     (d) The arbitrators shall have the sole power and authority to determine the arbitrability of any Dispute arising under or relating to this Agreement or the subject matter hereof. Subject to any other relevant limitations set forth elsewhere herein, the arbitrators will have the power to award any type of relief that is just and appropriate in

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the arbitrators’ discretion, including compensatory damages, injunctive orders, orders for specific performances and declarations of rights.

     (e) The arbitrators shall not have power, however, to award punitive, consequential, exemplary or treble damages or any other type of relief in the nature of a penalty, and the Parties hereby expressly waive any right they might otherwise have to such relief. THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 9.3 Finality; Enforcement. Any decision or award of a majority of an arbitral panel, as applicable, shall be final and binding upon the Parties. Each Party agrees that the arbitral award may be enforced against it or its assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof. The Parties hereby waive any right to appeal or to review of the decision or the award of an arbitral panel by any court or tribunal and also waive any objections to the enforcement of such decision or award.

Section 9.4 Costs. The costs of arbitration shall be paid in accordance with the decision of the arbitral panel pursuant to the ICC Rules.

Section 9.5 Continuing Performance Obligations. The existence of any Dispute or the pendency of the Dispute resolution procedures set forth herein will not relieve or excuse a Party from its ongoing duties and obligations under this Agreement, and the Parties shall nevertheless proceed with the performance of this Agreement in accordance with the terms hereof.

ARTICLE 10 – TERMINATION

Section 10.1 Termination Rights. This Agreement may be terminated by either Party in the case of the failure of the other Party to fulfill any of its material obligations hereunder (a “Default”) on ninety (90) days’ prior written notice to the Party in Default, such notice to specify the performance failure of such Party.

Section 10.2 Cure Rights. Notwithstanding anything contained herein to the contrary, a Party that is in Default shall be entitled to cure such Default by satisfying its performance obligation prior to the end of such ninety (90) day period. Furthermore, if such Party is diligently proceeding to cure such Default but such cure cannot be accomplished within such ninety (90) day period, the Party in Default shall be given up to an additional sixty (60) days to cure the Default so long as such Party continues to diligently pursue curing the Default. If the Default is cured by the Party that is in Default prior to the end of the cure period, then the notice of termination shall be null and void. If a Party fails to cure a Default, then this Agreement shall terminate on the date set forth in the notice of Default, but in no event prior to ninety (90) days following the issuance of such notice of Default.

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Section 10.3 Right to Retain the License. Notwithstanding anything contained herein to the contrary, if Licensor is in Default for a failure to perform any material obligation hereunder, American shall retain all the license rights and other rights granted to American hereunder, without any obligation to purchase any System through Licensor. In such case, American shall place all Purchase Orders through AK.

Section 10.4 Termination by Licensor. If Licensor terminates this Agreement based on a failure of American to fulfill any of its material obligations hereunder, American shall not be relieved of the limitations and restrictions imposed by this Agreement upon the use or dissemination of the Technology and/or the Systems which is not at such time in the public domain; and that for installed Systems, American shall retain all the license rights and other rights granted to American hereunder.

ARTICLE 11 – GENERAL PROVISIONS

Section 11.1 Expenses. Except as is otherwise expressly provided in this Agreement, each Party will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement.

Section 11.2 Confidentiality. The Parties agree to maintain the confidentiality of this Agreement and the terms and conditions hereof. Any public announcements or similar publicity with respect to this Agreement shall be issued at such time and in such manner as the parties shall jointly determine. Notwithstanding the foregoing, each Party (and its Affiliates) shall have the right to make all such disclosures as required by applicable law or by any governmental body, including any stock exchange or securities market to whose regulations or disclosure requirements a Party is subject, without the consent of the other Party hereto; provided, however, that in the event of any such required disclosure, the disclosing Party (and its Affiliates), to the extent reasonably practicable, shall provide the other Party with advance notice of any such disclosure and an opportunity to comment thereon. The parties acknowledge that it is their intent to limit, to the fullest extent possible, any publicity regarding their joint cooperation during the Interim Period, it being recognized, however, that American will need to contact public officials in connection with securing permits or other approvals for the Demonstration Plant. In such regard, American will undertake to obtain assurances of confidentiality from such public officials, but disclosures may nevertheless result.

Section 11.3 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

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Licensor:

AlphaKat Global Energy GmbH
Schulstrasse 8
96155 Buttenheim, Germany
Attention: Chief Executive Officer
Facsimile: +49-9545-950325

American:

945 Ellington Lane
Pasadena, CA 91105, USA
Attention: Bruce I. Drucker
Facsimile: +1-815-361-9052

Section 11.4 Waiver. Neither the failure nor any delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by the other Party, (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 11.5 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

Section 11.6 Assignment. Neither Party may assign its rights under this Agreement, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except that each Party may make an assignment of this Agreement to an Affiliate (so long as such Party remains liable for its obligations hereunder following such assignment) and each Party may make a collateral assignment of its rights hereunder to one or more lender(s) in connection with the financing being arranged by such Party. In the case of a collateral assignment by one Party to one or more lenders, the other Party shall, if requested to so, negotiate the terms of a consent to assignment in good faith and enter into such consent without delay. Notwithstanding the foregoing, Licensor may withhold its consent in the case of a proposed assignment to any Person that is a Competitor of Licensor.

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Section 11.7 Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid, illegal or unenforceable.

Section 11.8 Governing Law. This Agreement will be governed by, and construed in accordance with the laws of, the State of New York without regard to its conflicts of law (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Section 11.9 No Power of Representation. Neither Party shall have the authority or right under this Agreement to, nor shall either Party hold itself out as having the authority or right under this Agreement to, (i) assume, create or undertake any obligation of any kind whatsoever, express or implied, on behalf of or in the name of the other Party without the express prior written consent of such other Party or (ii) accept service of any legal process addressed to or intended for such other Party.

Section 11.10 No Partnership. Nothing in this Agreement shall be construed as creating a partnership, association, joint venture or any other legal entity between the Parties (including their Affiliates), nor a fiduciary relationship between the Parties (including their Affiliates).

Section 11.11 No Third Party Beneficiaries. No provision of this Agreement is intended or is to be construed to confer upon any Person, other than the Parties and their respective Affiliates and successors and permitted assigns, any rights or remedies under or by reason of this Agreement, except for all Purchasers and Third Party Purchasers to the extent provided for in Section 2.5.

Section 11.12 Counterparts and Facsimile Signatures. This Agreement, and any other agreement, instrument, certificate of other documents desirable to be executed and delivered in order to consummate the Contemplated Transactions, may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any such document may be executed by facsimile signature. The signatures below of American and Licensor also serve to state their agreement and position as parties to the “Acknowledgement and Agreement” which is being signed below by Dr. Christian Koch and AK.

[Signature page follows]

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ALPHAKAT - GLOBAL ENERGY GMBH

By:	/s/ Yossi Raz
Yossi Raz, Chief Executive Officer
Date: February 6, 2008

AMERICAN RENEWABLE
DIESEL, LLC

By:	/s/ Bruce I. Drucker
Bruce I. Drucker, Chief Executive Officer
Date: February 6, 2008

Acknowledgment and Agreement:

Dr. Christian Koch, in his capacity as President of AK and his individual capacity hereby, as signed below, acknowledges he has reviewed this License Agreement in its entirety and agrees to all of the terms hereof and confirms that the representations and warranties that are made in Section 8.2 are true and correct.

AK owns or has sufficient rights, and has granted Licensor sufficient rights, to allow Covanta to exercise the rights granted under the License Agreement. If for any reason the rights granted to Covanta by Licensor are not sufficient to allow Covanta to exercise its rights under the License Agreement, Dr. Christian Koch or AK shall convey or cause to be conveyed any and all further rights needed by AK or Licensor to permit Covanta to exercise such rights under the License Agreement. If the rights granted or to be granted to Licensor are terminated for any reason or if Licensor ceases to exist, AK shall enter into a substantially similar form of license agreement with American, such new license agreement to preserve the Full Rights and/or the Qualified Rights granted to American in the Territory. Dr. Christian Koch agrees that he will cause AK to perform its obligations hereunder.

All capitalized terms herein have the meanings given in the License Agreement.

By: /s/ Dr. Christian Koch
       Dr. Christian Koch
       Date: February 6, 2008

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EXHIBIT 1 – COVANTA LICENSE AGREEMENT

[filed as Exhibit 10.25 to this Form 10-K]

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EXHIBIT 2 – RIGHTS AGREEMENTS

Terms of Agreement dated May 2, 2007
Shareholders’ Agreement dated July 10, 2007
Articles of Association of Licensee dated November 14, 2007 and November 22, 2007

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May 2, 2007

Terms of agreement between:
Global Energy Inc (GE) public company on NASDAQ OTCBB,
With offices in Israel at
Migdal Aviv 35 floor
7 Abba Hillel St., Ramat Gan, Israel

And

ALPHAKAT GMBH (AK)
Schlstrasse 8
D-96155 Buttenheim, Germany

1.	ALPHAKAT GMBH (AK) Technology

AK and its principle Dr. Christian Koch developed owned and registered patents for technology to convert different types of Municipal solid Waste (MSW), organic materials, refinery sludge etc. into mineral diesel oil. The technology incorporates KDV plant and low temperature vacuum process including special patented catalyst and high speed turbine to distillate organics into diesel, all together the "technology" KDV500 has turbine of 2X200 KW, KDV5000 has turbine of 2X2000 KW

2.	AK demonstration plants

AK has built five plants to demonstrate its technology in the following countries: Mexico, Canada, Spain, Bulgaria and Italy. The plants KDV500 in Spain, Canada and Bulgaria are in a phase of final commission, GE has started due diligence and visited the KDV500 in Bulgaria, GE also discussed with the principals of the Canadian operation to learn more about the KDV500 in the state of Toronto town Berrie, Canada.

3.	GE and AK cooperation

Both companies GE and AK are looking to find a framework to cooperate in developing the technology, the potential market, and establish long term relationship to bring the technology to its utmost potential.

4.	GE contributions

GE can assist AK in the following fields:
          a      Financial support.
          b.    Assistance in corporate management, sales and after sales support. This will achieve by new joint marketing and
                 Sales Company (M&S) as defined below.
          c. Organizer of engineering and plant erection world wide.
          d. Manage of Joint Ventures in many countries to produce diesel by utilizing the technology.

5.	AK contributions	AK and its principle Dr. Christian Koch can emphasize its valuable time for:

a. Continues R&D for perfection of the technology.
          b. Continues study to reduce the cost of the KDV units.
          c. Leading the R&D program for KDV 5000.
          d. Support the team of building and erection of plants.
e. Support field ideas from the Joint Ventures to maximize the technology.
6.	Phase one: Marketing and Sales Company

AK and GE will establish a marketing and sales world wide marketing company with equal partnership.
The M&S will have exclusive right to sell the technology and plants worldwide. No other company will receive such exclusive rights.

AK will continue to sell the technology and plants with other and smaller turbine up to 200 KW and 350 KW directly to any person in the world.
It is AK's option to give old or new contact for new plant to the joint M&S Company to continue the sales negotiations.
AK already gave exclusive rights for sales to: Italy, Spain, Portugal, Bulgaria, Mexico and Canada, and in Mexico and Spain for cooperation in mounting plants.
          º The end user of M&S Company will pay the cost of the plant directly to AK the price includes agreed fee of 10% to the joint M&S Company.
          º GE will finance all the M&S Company activity in the world.
          º GE will deal with all permits required for erecting and selling the diesel in these countries.
          º GE will manage the company and will appoint the personnel to achieve the goals of sales and after sales maintenance for these plants.
          º GE will build a finance program to support the end user worldwide and allow them to pay the plant costs to AK.
          º AK will support all technical aspects of the company and the customers.
          º AK and GE will agree of the company strategy and its annual plans.
          º AK has the right to vote against a specific decision of a deal.
          º The Joint Company will be the only company with such rights.
          º The Joint Company will have the exclusive

right to sell any KDV turbine larger than and 350 KW.
7.	Order of 3 KDV 500

GE intends to order 3 KDV500 for Poland, USA and Israel.
GE intends to start the permitting process for these 3 KDV500 plant.
The price of one KDV500 will be 2.5 million Euros if GE will order one unit and 2.4 if GE will order all 3 units together.
Payment terms:
          º 100,000 Euros for permitting process for all 3 units, AK and Dr. Koch will support the permitting and EIA process, if the process will require more hourly work then GE will pay additional hourly rate of 100 Euros for Dr. Koch,
             80 Euros for senior engineer and 60 Euros for technician.
          º Second payment of 1.2 million Euros for ordering of 6 turbines.
          º Third payment for each plant of 50% - 400K already paid for the 2 turbines payment when building permit received.
          º Fourth payment of 40% at delivery to site.
          º Fifth payment of 10% after commission.

8.	Monthly payment	GE directly or through the Joint Company will pay to Dr. Koch a salary of 10,000 Euro per month.
9.	Initial Payment

The monthly payment will start subject to:
First payment of 10,000 Euro will be only after complete technical "Due Diligence (DD)" which will include: (i) laboratory test of sealed sample of diesel from KDV 500 and (ii) visit continues operation of KDV plants.

10.	Phase two

AK and GE want to establish long term cooperation and allow the parties to know each other and achieve mutual trust in the technology and the people involved in the two companies.
GE will have the option to invest directly in AK.
For the money invested by GE in AK, GE will get shares of the Company as defined below.
          a. GE will pay the actual cost of the KDV2000 and AK will keep open books for that purpose GE will also be involved in this process.
          b. All the above said investment will consider as full price and payment for the first KDV5000 that GE will order.
          c. The investment for order of KDV5000 will be done by 3 equal installments every 6 months starting at the end of the DD period.
          d. For the payment of the KDV5000 GE will get

               10% shares of AK.
          e. AK will show all the information to representative of GE, and GE representative will assist AK as much as possible.
          f. The phase two is limited to start this year 2007 with the first prepayment for ordering the necessary parts and payments of the first part of 2 million Euros, when the payment is not released this year the agreement about phase two is cancelled.
AK acknowledges that GE is a public company and has to report to the Stock Exchange Commissioner (SEC) according to the law and AK will report accordingly.
This investment will subject to full DD that will include:
          i. Patent and intellectual properties.
          ii. Auditing company's balance sheets for the previous three years, including all bank loans and other obligations.
          iii. Full discloser of KDV 500 production
          iv. Full discloser of shareholding and shareholding agreements with companies in the countries mentioned in section 2 above.
          v. Full discloser of employee and subcontract agreements.
          vi. Discloser of all company's registration, article of association, legal aspects, past law sues, etc.
          vii. Board resolution. viii. Any other discloser that GE may request to comply with its obligation to SEC.
          ix. The money will invest in the company according to agreed milestones of the R&D program and the need of agreed working capital.
          x. AK will arrange in proper manner all the company's intellectual property, process; know how, drawings and engineering data.
This option for second DD period will be up to eight (8) months after the first payment of first phase.

11.	DD period	GE will finalize its first DD period 30 days after the visit to an operational KDV 500 plant.
12.	Final agreement

Upon mutual decision of both sides after the DD period GE and AK will work to draft a final agreement for development of KDV5000 GE in AK. The final agreement will include but not limited to: New Articles of Association, new Board of Directors, mechanism to achieve decisions, appointing of general manager CEO, appointing of CFO, dispute resolutions, etc.
13.	First refusal	AK agrees that if AK wants to sell part of AK shares to third party it will give right of first refusal to GE.
14.	Termination of terms of agreement	the This agreement is canceled automatically if one of the parties does not fulfill the obligations.

By:	/s/ Dr. Christian Koch	By:	/s/ Mr. Asi Shalgi
	Name: Christian Koch		Name: Asi Shalgi
	Title: CEO ALPHAKAT GMBH		Title: CEO Global Energy

July 10, 2007

SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT is effective as of July 10, 2007 by and among GLOBAL ENERGY INC., a company incorporated under the laws of the State of Nevada (“GEYI”), and ALPHAKAT GMBH, a company incorporated under the laws of the State of Germany (“AK”), (each: a “Party” and together: the “Parties”).

WHEREAS, the Parties have incorporated a company in (to be defined later) under the name of Alphakat - Global Energy Inc (the “Company”), with GEYI to initially hold 50% of the shares and AK to initially hold the remaining 50% of the Shares; and

WHEREAS, the Parties desire to cooperate in order to promote the business of the Company in accordance with the provisions set forth herein.

NOW, THEREFORE, in consideration of the undertakings and the mutual covenants of the Parties hereinafter set forth, it is agreed as follows:

1.	SHAREHOLDING IN THE COMPANY

Each of the parties shall subscribe for the shares of the Company, in consideration for the shares’ par value, and the Company shall issue 50% of the Company's shares to GEYI, and 50% of the Company’s shares to AK (each such amount of the shareholding shall hereinafter be referred to as the “Shares”).

2.	MAIN PURPOSE

The Company’s purpose will be the worldwide marketing and sales of the Technology and the products (as these terms are defined bellow), or any such other activities as the Company may at any time determine, and to engage in any other lawful act or activity (the “Company’s Business”).

For the purpose of this Agreement, the term "Technology" shall mean: the technology of KDV to convert waste containing hydrocarbons into mineral diesel oil. And the term "Products" shall mean any products ensuing or resulting from the Technology including KDV turbines.

3.	PLACE OF BUSINESS

The Company’s principal place of business shall be (TBD), unless determined otherwise by the Company’s Board of Directors.

4.	TRANSFER RESTRICTIONS

4.1

No Party shall sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber (any of the above, "Transfer"), all or any part of the Shares owned by it (or securities convertible or exercisable therefore), other than in compliance with the terms of this Agreement or other than to a Permitted Transferee. For the purposes of this Agreement, "Permitted Transferee" shall mean an entity which is wholly owned or controlled by the Party. A transfer to a Permitted Transferee is only permitted if (i) each such transferee agrees in writing on a form prescribed by the Company to be bound by all of the provisions of this Agreement and (ii) any Transfer in interests in a Permitted Transferee shall be subject to all the transfer restrictions in this section and otherwise contained in this Agreement (section 5, 6 and 7) as if interests in such Permitted Transferee were shares in the Company.

4.2	In no event may either Party Transfer any of their Shares to any person, entity, business or venture that competes with the Company's Business.

4.3	Notwithstanding the foregoing, neither Party may Transfer any of its Shares during the first five (5) years following incorporation of the Company.

5.	RIGHT OF FIRST OFFER (THE "RIGHT")

5.1

If at any time either Party (the "Offeror") wishes to Transfer any or all of the Shares owned by him/it to a third party (the "Offered Shares"), then prior to soliciting an offer from, or making any such offer to, a third party, the Offeror shall first submit a written offer containing all material terms to the other Party (the "Offer") in respect of the Offered Shares.

5.2

Within sixty (60) days after receipt of the Offer, the other Party shall have the right to give notice to the Offeror of its intent to purchase all (but not less than all) of the Offered Shares on the same terms and conditions as set forth in the Offer. Once delivered, such notice, taken in conjunction with the Offer, shall be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Offered Shares to the other Party, and the sale of the Offered Shares to the other Party shall occur within sixty (60) days of receipt of the Offeror's written notice.

5.3

Should written notice not be received by the Offeror within the sixty day time period referenced above, or if the other Party shall give notice of its election not to acquire such Offered Shares, then the Offer will be deemed to have lapsed, and the Offeror may, for a period of up to ninety (90) days thereafter, offer the Offered Shares to a bona fide third party on terms and conditions, including price, not more favorable to the proposed buyer than those contained in the Offer to the other Party.

	5.4	Any Shares not sold to a bona fide third party within the 90-day period referred to in Section 5.3 shall again be subject to the requirements of this Section 5.

5.5

In the event that Shares are sold to pursuant to this Section 5, said Shares shall continue to subject to the restrictions imposed by Sections 4, 5, 6 and 7 of this Agreement, and the purchaser of said Shares shall agree in writing to abide by such Sections.

6.	TAG ALONG

6.1

In the event that either Party (the "Initiating Party") wishes to Transfer any shares of the Company held by it to a third party, the Initiating Party shall notify the other Party in writing, and the other Party shall have the right to require, as a condition to such Transfer, that the proposed transferee purchase from him/it upon the same terms, that number of shares which constitutes the same portion of the total number of shares held by him/it as the number of shares proposed to be sold by the Initiating Party (the "Co- Sale Shares").

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6.2

The other Shareholder shall have the option, exercisable by written notice to the Offereor, within thirty (30) days after receipt of the notice from the Offeror, to require participation in the sale as referenced in section 6.1 above.

6.3

In the event that the other Party exercises its tag along rights hereunder, the Initiating Party must cause the proposed transferee to add such shares to the shares to be purchased by the transferee, as part of the sale agreement to such a degree that all of the Co-Sale Shares are included.

7.	RESERVED

	8	ACKNOWLEDGMENT AND PRE-EMPETION RIGHTS

	8.1	The Parties acknowledge that their Shares may be diluted as a result of investments and other issuances of shares by the Company.

8.2

If at any time prior to an IPO, the Company proposes to issue and sell New Securities, as defined below, the Parties agree that the Company shall enable the Parties to maintain their percentage ownership of the outstanding shares of the Company, as stated below:

8.3

For the purpose of this Section 8, "New Securities" shall mean any capital stock of the Company, whether or not now authorized, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term "New Securities" shall not include (i) shares of the Company issuable upon exercise of outstanding options or warrants; (ii) securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all the assets of another corporation or any other reorganization; (iii) securities issued to employees, officers, directors and consultants of the Company pursuant to any stock option plan or stock purchases or stock bonus arrangement; (iv) securities issued pursuant to payment of any dividend or distribution with respect to all of the Company's issued and outstanding shares; and (v) securities issued to a strategic investor approved as such by the Board of Directors.

8.4

If the Company proposes to issue New Securities, it shall give the Parties written notice (the "Rights Notice") of its intention, describing the New Securities, the price, the general terms upon which the Company proposes to issue them and the number of shares that each Party has the right to purchase under this Section 8. Each Party shall have fourteen (14) days from delivery of the Rights Notice to agree to purchase all or any part of its pro-rata share of such New Securities for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased. The Party's pro rata share shall be the ratio of the number of shares of the Company's Ordinary Shares then held by such Party of the date of the Rights Notice, to the sum of the total number of Ordinary Shares as of such date .

8.5

If the Parties fail to accept such offer as to all or part of the New Securities, the Company shall have the right within one hundred and twenty (120) days thereafter to sell or enter into an agreement to sell, the New Securities as to which such offer, or offers, were not accepted; provided, however, that no such sale shall be effected at a price or upon terms more favorable to the purchasers thereof than those specified. In the event the Company has not sold or entered into an agreement to sell such New Securities within such 120-day period, the Company shall not thereafter issue or sell such New Securities without first complying with the procedure set forth in this Section 8.

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9	TERMINATION OF RIGHTS

9.1

The rights contained in Sections 4, 5, 6, 7, 8 and 11 shall terminate and be of no further force or effect (i) immediately upon the consummation of the IPO or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended, or the reporting requirements of a similar reporting regime of another jurisdiction, whichever event occurs first.

10	BOARD OF DIRECTORS

10.1

So long as each Party owns 50% of the outstanding shares of the Company, then each Party shall be entitled to appoint an equal number of directors to the board of directors of the Company. In the event that either Party holds, at any time in the future, a majority of the number of outstanding Shares, then such Party will have the right to appoint a majority of the directors of the board of directors of the Company.

10.2	Initially, the directors appointed by GEYI shall be Mr. Asi Shalgi and Mr. Yossi Raz and the directors appointed by AK shall initially be Dr. Christian Koch and Mr. Ludwig Christian Koch.

10.3	Neither Party shall be able to assign or transfer its/his right to designate a director to any other third party.

10.4	Within 60 Days from the Effective Date of this Agreement, the board of directors shall agree on the Company's marketing and sales strategy, annual business plan, and goals.

11	MANAGEMENT OF THE COMPANY

11.1

GEYI shall appoint Mr. Yossi Raz as the Company's Chief Executive Officer ("CEO"') in accordance with the terms of an Employment Agreement attached hereto at Appendix A (the "Employment Agreement") between Mr. Yossi Raz and the Company as set out at Appendix A. Any subsequent CEO shall be appointed by GEYI.

11.2	AK shall initially appoint Dr. Christian Koch as the Company's Chairman. The Company's Chairman shall not have a casting vote. Any subsequent Chairman shall be appointed by AK.

11.3	AK shall have the right object to any sale of Product promoted or intended by the Company, in which case the Company shall not perform such sale and/or cease the promotion of such sale as applicable

11.4

The Company's CEO and Chairman shall be responsible for the day to day management of the Company, and the implementation of the Company's marketing and sales strategy and business plan, and for meeting the Company's goals.

11.5	Notwithstanding any action or resolution regarding any of the following issues, is to be approved by the Company’s board of directors:

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.i any action that authorizes, creates or issues shares of any class.

.ii any action that reclassifies any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the Ordinary Shares; .

iii any merger or consolidation of the Company with or into one or more other corporations;

.iv the sale, lease, or other disposition of a material asset or the sale of all or substantially all of the Company’s assets;

.v any change in the rights relating to the composition or in the right to appoint members to the Board of Directors;

.vi any transactions between the Company and any Interested Party; an “Interested Party” shall mean a director, officer, employee, or significant shareholder or any family member of or consultant to any such person, corporation or other entity of which any such person beneficially owns ten percent (10%) or more of the equity interests or has ten percent (10%) or more of the voting power, other than transactions in the ordinary course of business.

.vii the terms and conditions of any initial public offering of the Company;

.viii the liquidation or dissolution of the Company;

.ix incur any indebtedness, make any capital expenditures, lend, enter into any material contract or commitment, incur any pledge or lien on the assets of the Company, other than as required in the ordinary course of business, but in no event in excess in the aggregate of US$ 5,000;

.x amendment of the Articles of Association of the Company; and

.xi the Company's signatory rights.

12	REMOVAL OF BOARD MEMBERS

12.1

Each Party agrees to vote in whatever manner as shall be necessary to ensure that (i) no director elected by either Party is removed from office, other than for cause, unless such removal is approved by the Party which so appointed that director and (ii) any vacancies created by the resignation, removal or death of a director shall be filled by the Party that appointed such director pursuant to the provisions of this agreement.

12.2	All Parties agree to execute any written consents required to effectuate the obligations of this Agreement.

13	EXPENSES AND FINANCING

13.1

The Parties agree that GEYI will lend to the Company such amounts as the Parties may agree, and in any event in accordance with a budget to be approved by the board of directors of the Company. The terms of such loan, including interest on such loan, will be agreed upon between the Parties.

13.2	All such payments as referenced in section 13.2 above shall be made for costs and expenses set forth in a budget approved by the board of directors of the Company from time to time.

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14	EXCLUSIVITY

AK and the Company have the rights to market and distributor the Technology based on the KDV500, as define in the agreement dated May 2 2007.

14.1.1 AK herby appoints the Company as its sole agent exclusive for USA and China market, AK will not directly market to these markets but through the Company.

14.1.2 When GEYI will invest in the technology of Turbine 2000 than the Turbine 2000 technology will be marketing only through out the Company

14.1.3. The parties acknowledge that AK has already granted some third parties the right to sale the Technology and Products in certain territories as detailed in agreement signed May 2, 2007 ("Third Party Rights").

14.1.4 All sales transactions shall be made directly between AK and the purchaser. The sale price of any transaction shall include a fee of 10% which shall be paid by AK to the Company. The company has the right to offer higher prices as the market will accept in such case the Company will benefit from the full difference between the purchase price and the sale price. AK and the Company will coordinate prices.

15.	DERTAKINGS OF THE PARTIES

15.1 AK shall provide all required technical assistance and support to the Company and any potential end users and purchasers of the Technology and the Products, in order to help the promotion of the Technology and the Products and the procurement of purchases.

15.2 GEYI will build a finance program to support end users in the procurement of the Products from AK, however, GA shall only offer such finance program to suitable end users at its sole and absolute discretion.

15.3 GEYI shall be responsible for obtaining necessary approvals and permits for the sale of diesel produced by the use ofthe Products and the Technology, were it finds it to be reasonable at its sole and absolute discretion.

16	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

16.1	Each of the Parties hereby represents and warrants with respect to itself/himself the following:

(i) Authority and Validity. Such Party has full power and authority to enter into, execute and deliver this Agreement and perform its/his obligations under this Agreement in accordance with its terms.

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(ii) Absence of Conflicts. The execution and delivery of this Agreement by it and the consummation of the transactions as contemplated hereunder (i) do not and will not violate or conflict with any statute, regulation, judgment, order, writ, decree, or injunction currently applicable to it/him; and (ii) do not and will not violate or conflict with any existing mortgage, indenture, contract, licensing agreement, financing statement, or other agreement binding on it.

(iii) Consents and Contractual Restrictions. No consents or approvals of any third party are required in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated hereunder otherwise. No agreement or arrangement binding upon such Party restricts its ability to fulfill its obligations and responsibilities under this Agreement or any related agreement or to carry out the activities contemplated herein.

(iv) Investment Representations. Each Party is acquiring the Shares for its/his or her own account.

16.2	AK further represents and warrants that:

(i) it has all valid legal rights to the Technology and the Products;

(ii) it has the right to grant to GEYI all rights contained in this Agreement, including the Exclusivity set forth in section 14 above; and

(iii) the provisions of this agreement and any of AK's undertakings hereunder does not infringe upon the intellectual property rights of any third parties.

Each Party undertakes to inform the other Party immediately upon any material change in the above representations and warranties.

17.	ASSISTANCE TO THE COMPANY

The Parties shall use their best efforts to actively assist and promote the interests of the Company.

18.	MISCELLANEOUS

18.1	ENTIRE AGREEMENT.

This Agreement represents the entire agreement between the Parties.

18.3	ASSIGNMENT.

No part of this agreement may be assigned by any of the Parties hereto without the consent of all of the Parties hereto.

18.4	GOVERNING LAW AND JURISDICTION.

This Agreement shall be governed by and construed under the laws of the Republic of Germany. The competent courts in Gerrmany, shall have exclusive jurisdiction over any

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dispute arising in connection with this Agreement.

18.5           HEADINGS.
Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

18.6           NOTICES.
All notices or other documents under this Agreement shall be in writing and delivered personally or mailed, addressed to the Parties.

18.7           BINDING EFFECT.
The provisions of this agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and assigns. The provisions of this Agreement shall supersede any conflicting provisions of the Articles of Associations of the Company with respect to the relationship between the Parties. The Parties agree to amend the Company's Articles of Association within the next thirty (30) days to the extent any terms of this Agreement so conflict or to the extent they otherwise deem it necessary to conform the Articles with the terms and condition set forth in this Agreement.

18.8           AMENDMENT.
This Agreement may be amended or modified only by written agreement between the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

GLOBAL ENERGY INC.	ALPHAKAT GMBH

By:	By:
Name:	Name:
Title:	Title:

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APPENDIX A

9

Record book number R1650 /2007 Re

Establishment of
Limited Liability Company

Today, the fourteenth and twenty-second day of November two thousand and seven,
- 14 and 22 November 2007 -,
the following appeared before me,
Martin Reiß,
Notary in Forchheim/Ofr., in the office at Nürnberger Street 8:

1) Dr. Christian Koch, born on July 04, 1940,
of 96155 Buttenheim, Schul Street 8,
acting herein as manager of

Alphakat GmbH
a company whose registered place of business is in Buttenheim
(business address: 96155 Buttenheim, Schul Street 8)

with the authority of single representation and exempted from the limitations of Section 181 of the Civil Code, regarding which, after perusal of the Electronic Trade Register at the Bamberg District Court made on November 14th 2007, I confirm that the above company is registered therein under HRB 5308 and Dr. Christian Koch is on record as manager with the authority of single representation and is exempted from the limitations of Section 181 of the Civil Code,

2. Mr. Joseph, known as Yossi, Raz, born on January 1, 1947, of 12 Nurit Str. , Haifa Isreal 34654
 acting for

Global Energy Inc.

a company limited by shares incorporated under the laws of Nevada/USA, registered at the Secretary of State of Nevada, Corp Number C3690-1999, with office at 7 Zabotinski Str., Aviv-Tower, Floor 38, 52520 Ramat Gan, Israel,

subject to the consent of the aforesaid corporation which has to be certified by a notary public.

The parties identified themselves by official identity documents with pictures.

Mr. Yossi Raz, according to his own statement and the notary’s conviction, has insufficient knowledge of the German language, but knows sufficient English. At the time of certification the notary translated the document and the questions asked into English. All parties waived the services of an interpreter. As appendix 2 there is an English translation that has been made by the party and controlled by the notary. The annex also was made part of the notarial act. If there are differences between the German and the English text the German text shall prevale.

The reading of this deed was started on Nov. 14th, but interrupted as Mr. Raz had to leave, and resumed at the point, where it had been interrupted on Nov. 22nd and finished and signed by the parties on this day.

Upon the parties’ request I hereby certify the following:

I. Establishment

The parties mentioned in the introduction establish a Private Limited Company whose registered place of business is in Buttenheim (business address: 96155 Buttenheim, Schul Street 8) under the name

Alphakat - Global Energy GmbH

The Articles of Association are set down in the Annex to this document. Refer-ence is made to the Annex. The shareholders are taking over the shares as provided in the Articles of Association.

II. Costs, Copies

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The costs of application and registration in the Commercial Register will be borne by the company as well as the costs of this certification in accordance with the Articles of Association.

The shareholders, the company, the tax office and the Registry Court of jurisdiction will each be given notarized copies.

III. Power of Attorney

Each of the Notary’s employees and every party of the contract will be exempted from the legal limitations and will be given power of attorney, including legal successors, to complete or amend this document in order to correct objections made by the Registry Court.

The notary shall get and receive for the parties of the contract the notarized consent of the party not represented today.

References

The Notary has pointed out inter alia:

- that only after registration in the Commercial Register will the company be established and that, according to Section 11, 2 of the Limited Liability Companies Law, before the company is registered the person performing legal acts on behalf of the company will be personally liable.

- that all shareholders and directors are in principle responsible for the authenticity of the data stated when establishing the company;

- that at the time of registration of the company in the Trade Register, the value of the company’s assets may not be less than that of the share capital, and that every shareholder has the obligation to pay any difference, without any limitation, compared with the pledged investment, and that the Registry Court has the right to refuse registration of the company in the Trade Registry on the grounds of unpaid prior charges.

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V. Shareholder Resolution

Waiving any formal and time regulations, a shareholder meeting is called and the following resolution adopted:

The first business manager appointed is Dr. Christian Koch. He always has the authority of single representation and is exempted from the limitations of Section 181 of the Civil Code (prohibition of acting as contracting party and of multiple representations).

Mr. Yossi Raz will be granted single signature (Prokura), as well as being exempted from the limitations of Section 181 of the Civil Code.

VI. Guarantees

Each of the parties guarantees, insofar as they are concerned,

- that the signing parties have full power and authority of representation, of signing this agreement, executing and performing it and fulfilling the obligations based hereon;

- that signature and execution of the agreement is not contrary to any obligations stipulated in the Articles of Association, the law, agreements or otherwise;

- that no consent whatsoever by any third party is required for the execution or signature of this agreement, and

- that each party is acting on its own account.

Alphakat GmbH, Buttenheim, moreover guarantees:

- that it is legally entitled to KDV Technology and the corresponding products;

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- that it is entitled to grant the newly established enterprise all the rights agreed upon herein, including the exclusive marketing right according to the Articles of Association;

- that the stipulations agreed upon herein and execution thereof do not infringe upon the protected copyrights of any third party.

Should any practical change occur regarding the above guarantees, each party has the obligation to inform the other accordingly, without delay.

Together with the Annexes 1 and 2 read by the notary,
approved by the parties and signed

(this is still part of annex 2, the English translation):

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Annex 1
to the document certified by Notary Reiss in Forchheim
dated November 14th and 22nd, 2007, Document no. R1650 /2007

Articles of Association

Article 1: Company’s Name and Registered Place of Business

1.            The company’s name is

Alphakat - Global Energy GmbH.

2.           The company’s registered place of business is Buttenheim, district of Bamberg.

Article 2: Purpose of the Enterprise

1.

The purpose of the company is the worldwide marketing and distribution of KDV Technology (un-pressurized catalytic lubrication) for transforming recycling and waste material containing hydrocarbons into diesel fuels, as well as of products connected to this technology, including KDV tur-bines.

2.

The company is entitled to perform any transaction which may directly or indirectly benefit the company’s purpose, in particular - acquiring other enterprises, being a partner therein or assuming their representation and management. The company is entitled to establish branches.

Article 3: Share Capital

1.	The company’s share capital amounts to € 25,000.

2.	The share capital is divided as follows:

Shareholder	Amount of Authorized Capital
Alphakat GmbH, Buttenheim	€ 12,500
Global Energy Inc., New York/Ramat Gan	€ 12,500

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3.	The capital invested must be paid in cash and becomes fully payable immediately.

4.

No stipulations are agreed upon in the Articles of Association regarding capital increase or later contributions. Such measures can only be decided by amending the Articles of Association. Any measure that may modify the participation quotas by modifying the authorized capital, i.e. capital increases, conditional capital increase or the issue of convertible debentures and similar financial instruments may only be decided by a unanimous resolution of all shareholders present.

Article 4: Duration, Business Year

1.	The agreement is concluded for an undetermined period of time.

2.	The business year is the calendar year. The first business year begins upon registration in the Commercial Register and ends at the end of the calendar year in which the registration is made.

3.	Under the contracts law any transactions made from the time the company was established are considered to be made on account of the company.

Article 5: The Company’s Executive Organs

The company’s executive organs are the management (manager) and the shareholder meeting.

Article 6: Representation

1.	As long as the company has only one manager, he has the right to sole representation.

2.	If several managers are appointed, the company will be represented by two managers jointly or by one manager jointly with an authorized signatory (“Prokurist").

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3.	By a resolution of the shareholders, the managers or one of them can be granted sole representation rights and/or exemption from the limitations of Section 181 of the Civil Code.

4.	The above stipulations apply also to the liquidators of the company.

5.

As long as both partners own each one half of the company, the partners, Alphakat GmbH, Buttenheim, and Global Energy Inc. have the right to appoint one manager or signatory each with the sole outside representation right on behalf of the company. The partner can freely decide whether to appoint a manager or a signatory (Prokurist). The other partner has the obligation to agree to the appointment insofar as there are no important reasons against the appointment of the intended person. Cancellation of such appointment against the wish of the partner entitled to decide is only possible on serious grounds. Upon conclusion of the manager/signatory’s legal office, the entitled partner may require the appointment of a new manager or signatory to be named by him.

Article 7: Business Management

1.

The managers must manage the company’s business carefully and conscientiously according to the stipulations of the law and the partnership agreement. They must respect instructions given as per the partners’ resolutions.

2.

Any measures beyond the regular business operation of the enterprise may only be performed by one of the managers based on a partners’ resolution. A partners’ resolution can set forth the measures requiring consent in detail.

3.	Subject to an extraordinary partners’ resolution and subject to stricter legal regulations, the following business management measures always require the consent of both partners:

	1.	Sale, letting, leasing or other transfer of all or a substantial part of the company’s assets;

2.

Agreements of any kind between the company, its executive organs, its partners, persons closely connected to the executive organs or to the partners, or anyone else with at least 10% participation in the above mentioned entities.

	3.	Establishing and closing branches;

	4.	Liquidation of the company;

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5.	Conclusion of a transaction of any kind outside the company’s normal business operations, at a value of more than € 5,000 per transaction.

6.	Establishment of signature power or general power of attorney

7.	Establishment of connections with corporations, conclusion of secret partnership agreements, of management agreements and other agreements which may give third parties the power to manage the company.

Article 8: Partners’ Assembly (Shareholder Meeting)

1.	Partners’ resolutions are adopted at partners’ assemblies if not otherwise stipulated by law or these Articles of Association.

2.

The partners’ assembly is convened by the managers, each manager being separately authorized to convene the assembly. Notice is given by registered letter giving the place, time and agenda, and mailed to the last address of the partner provided to the company. The time allowed for the notice, if there is no particular need for haste, is at least two weeks after mailing, not including the day of the assembly.

3.

The partners’ assembly constitutes a quorum if at least 70% (seventy percent) of the authorized share capital is represented. Otherwise, an additional assembly must be convened without delay respecting the time al-lowed for notice as per paragraph 2, which assembly will constitute a quorum regardless of the number of participants. This must be stipulated in the second notice.

4.

Partners’ resolutions, if not otherwise stipulated by law or the Articles of Association, will be adopted by a simple majority of votes. Abstention from voting will be considered a negative answer. Every € 50 of a business share grants one vote.

5.

Insofar as no other partners’ resolution was adopted, the partners’ assembly will take place at the company’s registered place of business. At the assembly the representation by executive organs or executive employees of the partners, the other partners or people obliged to maintain professional secrecy is permissible.

6.

The assembly will elect a chairman by a simple majority. The chairman will also take care that the resolutions are recorded in writing. Within a period of four weeks after the assembly he will send the partners a protocol of the assembly.

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7.

The partners may deviate from the provisions regarding the partners’ assembly and its formalities if it is agreed by all partners. With the consent of all involved, resolutions can also be adopted by circular resolution, by phone, fax or electronically. In this case care must be taken that the text of the resolution be immediately documented in writing. If all partners take part in a deviating form of resolution, their consent is assumed if they do not immediately protest against this form of resolution.

8.

Except in cases of nullity, in particular when obligatory laws are broken - the partners may only protest against the resolution by submitting a claim in court within a period of two months from the date the resolution was adopted.

Article 9: Balance Sheet, Appropriation of Earnings

1.

Within three months after the end of the business year, the managers must prepare a balance sheet with a Profit and Loss Account for the previous year, while respecting legal provisions, and submit it to the partners’ assembly with the proposed appropriation of earnings. Insofar as legally permissible the period for this will be six months.

2.

The appropriation of earnings is subject to legal provisions. This means that in principle the partners’ assembly will decide about the appropriation and distribution of the earnings by resolution (Section 29 of the Limited Liability Companies Law in the version of the Balance Sheet Directives Law).

3.	Global Energy Inc. can demand that every quarter balance sheets are filed as required by the American SEC regulation to be filed with the Global Energy Inc. obligation for 10-Q.

Article 10: Disposal of Partnership Shares

1.	The disposal of a partnership share or parts thereof requires written permission by the company to be valid, which shall only be given by the management after all partners have given their consent.

2.	The above regulations apply also to the establishment of a beneficial interest in respect to the partnership shares as well as to pledging and assignment for security of partnership shares.

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3.

Every partner is obliged, if intending to sell, to inform the other partner in good time before beginning negotiations with third parties, and to accordingly submit a sales offer. He must leave the other partner a reflection time of at least one month. In case of sale, the other partner has the right of first refusal.

Article 11: Termination

1.	Each partner may terminate the partnership in the company by a notice of six months before the end of the business year, but not before December 31, 2010.

2.

In consequence of the termination - subject to the provisions of Paragraph 3 - the terminating partner shall leave the company after the end of the notice period and the company shall continue according to Articles 12 and 13.

3.	If the other partners join the termination by a partners’ resolution, the company will be in liquidation at the date of termination. The terminating party will take part in the liquidation.

Article 12: Confiscation of Partnership Share, Retirement

1.	The confiscation of business shares is permissible. It does not require the consent of the involved partner if:

	a)	insolvency proceedings are opened concerning his assets, or the opening is refused for lack of assets, or

	b)	his business share is taken in execution (by a third party);

c)

there is significant cause. A significant cause is in particular when, due to the misconduct of a partner, the other partners cannot be required to continue their business relationship with him. No fault is necessary for this.

2.

Instead of confiscating the partnership share, the partners’ assembly may decide to transfer the business share to one or several partners or to a third party named by the partners’ assembly. In the partners’ resolution each co-partner may require that in the case of assignation, the share of the retiring partner shall be transferred in proportion to his share in the company (accrual). Should an exact proportional division not be possible, the shares shall be divided as closely as possible.

3.	If there is a right to confiscate, such confiscation or a partners’ resolution according to Paragraph 2 can only occur within six months from of the time the cause becomes

11

known, but only as long as the cause for confiscation still exists. This includes the knowledge by one of the managers (regardless of the type of representation authority) of the company, insofar as the cause is not linked to the very person of this manager.

4.	The resolution concerning confiscation or retirement is adopted by the partnership assembly at which the partner to be dismissed has no right to vote.

5.

Confiscation or retirement are subject to remuneration. The remuneration will be payable by the buyer of the share, observing Section 30 of the Limited Liability Companies Law (forbidding that the share capital is being paid back by the company to the partner). The amount of remuneration will be determined according to the regulations et forth below.

Article 13: Remuneration for confiscated or assigned shares

1.

If business shares are confiscated or assigned in accordance with these Articles of Association, the entitled partner or his successors will be remunerated for it. For this purpose the management will immediately prepare a compensation balance sheet. In this balance sheet all assets and liabilities shall appear at their real value at the time of the partner’s retirement. The company’s goodwill - if permissible - is not to be taken into account. The retired partner will not participate in pending transactions.

2.

If the parties involved cannot reach an agreement as to the value, it will be determined by an expert. The expert will be appointed upon demand of one of the parties by the President of the Bayreuth Chamber of Industry and Commerce. The costs of the valuation will be borne by the retired party and the company in equal shares.

3.

The remuneration will be paid in five equal annual installments. The first installment is due for payment six months after the confiscation resolution or the date of retirement of the partner involved, and the following installments on the corresponding calendar day of the subsequent years. The outstanding installment will bear annual interest of 2% - two percent - over the basic interest rate as described in the Euro Introduction Law commencing with the confiscation resolution or the date of retirement. The interest will be calculated at current account bank rates and shall be due for payment together with the following installment.

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4.	The compensation can be pre-paid fully or partially, and partial pre-paid amounts will be deducted from the following installment due. No security may be demanded.

Article 14: Exclusivity/Prohibition of Competition

Alphakat GmbH, Buttenheim gives the right to sell world wide. No other company or person can get the same rights for the world-wide distribution.

Alphakat GmbH appoints the company to be the sole marketing agent for the United States of America and the Chinese market. Alphakat GmbH will not use any marketing channels on those markets except already established contacts.

The parties involved acknowledge that Alphakat GmbH, Buttenheim has already granted third parties the right to sell the Technology and products in various areas, as described in detail in the agreement dated May 02, 2007. Alphakat GmbH explicitly reserves the right, as long as those agreements are valid and in their material extent, to execute and fulfill those agreements with third parties on its own account. No compensation in that respect has been agreed upon.

The foregoing exclusive dealing requirements are valid as long the contract from May 2nd 2007 is valid (including amendments or following contracts).

By a partners’ resolution to which both partners must consent, the partners and managers may also regulate whether there are further prohibitions of competition, whether to give exemptions and whether the exemption occurs against remuneration or without remuneration.

Should one of the partners - for whatever reason - retire from the company, he has the obligation not to exploit business secrets of which he learned pursuant to the execution of this partnership agreement, either himself or by transfer to third parties at the expense of the company founded or on the account of the other partner.

Article 15: Additional Contributions to the Company

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1.

All sales and similar transactions will be made directly between Alphakat GmbH, Buttenheim and the business partner. The sales price of each such transaction will include a 10% commission (not including Value Added Taxes as per law), which will be paid by Alphakat GmbH directly to the newly founded company. The company has the right to make higher price offers, as long as the market accepts them. In such case, the company would profit fully from the difference between the purchase price offered by it and the regular sales prices. Alphakat GmbH and the company will mutually coordinate their prices.

2.

Alphakat GmbH will grant all necessary technical assistance and support by the company to any end user and buyer of the Technology and products in order to support the marketing of the technology and the products during sales.

3.

Global Energy Inc. will establish a financial program in order to support the end user in the acquisition of Alphakat GmbH products. However Global Energy Inc. reserves the right to put such financial support only at the disposal of selected and adequate end users. Moreover Global Energy Inc. has the responsibility of providing the permits and tests necessary for the sale of the diesel oil produced by the use of the marketed products and technology. Global Energy Inc. is free to decide where they should do the marketing (i.e. also obtaining permits).

Article 17: Publications

The company’s publications will be made only in the Electronic Federal Journal (elektronischer Bundesanzeiger).

Article 18: Tax Clause

The executive organs of the company must respect the trading and tax law principles of orderly business management and shall maintain the care in business transactions that would be taken by an orderly and conscientious businessman.

The management shall in particular not be authorized to grant advantages to the partners or persons and companies close to them beyond the profit distribution resolution duly adopted, neither to violate the prohibition of additional or retroactive payments, nor to breach other acknowledged tax law principles which, when

14

disregarded, cause covert profit distribution. In case of non compliance, the amount of the imbalance shall be covered by the partner to whom the advantage was credited and the usual bank interests paid from the time the advantage was granted until the payment is settled. Transactions in breach of the above stipulations are void ab initio.

Insofar as the tax administration or tax courts recognize the payment received as income received by the partner concerned despite the above tax clause, without considering the repayment as negative income, the partner will only have to repay the advantage remaining after deducting the additional income tax payable by him plus the usual bank interest.

Article 19: General Instructions

1.

Insofar as not otherwise stipulated in this agreement, the German Law regarding Private Limited Companies (GmbH) shall prevail. The agreement is formulated according to the provisions of German Company Law and is subject to the jurisdiction of German courts.

2.

Should any of the provisions of this agreement be or become invalid or unenforceable, the other parts of the agreement shall remain valid nevertheless and shall be binding on the parties to the agreement. The partners undertake in such case to immediately and retroactively change the interpretation, whether completely or by replacing any invalid provision retroactively, so that it becomes as close as possible to the intended purpose.

Article 20: Cost

The costs of notarizing the partnership agreement, the publication, the application for registration and registration of the Company in the Trade Registry as well as the costs of consultancy services in respect of the establishment shall be borne by the Company up to an estimated amount of € 2,000; any establishment costs above that amount shall be borne by the partners. This applies without prejudice to the legal personal liability of the parties.

-End of Annex 2-

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EXHIBIT 3 – LIST OF PATENTS

Document Number	Title	Country	Registration Date	Docket Number	File / Reference Number
ALP6004WO	High-power	WO	04/04/07	PCT/DE2007/0	PCT/DE2007/0
ALP7001BR	Diesel Oil out of	BR (Britain)	03/31/04	PIO400912-6	PIO400912-6
ALP7001CA	Diesel Oil out of …	CA (Canada)	07/15/04	2,474,523	2,474,523
ALP7001CN	Diesel Oil out of …	CN (China)	03/23/04	200410030270	200410030270
ALP7001IN	Diesel Oil out of …	IN (India)	08/02/04	747/CHE/2004	747/CHE/2004
ALP7001JP	Diesel Oil out of …	JP (Japan)	10/08/04	2004-295764	2004-295764
ALP7001MX	Diesel Oil out of …	MX (Mexico)	03/15/04	PA/A/2004/002	PA/A/2004/002
ALP7001RU	Diesel Oil out of …	RU (Russia)	03/30/04	2004109567	2004109567
ALP7001US	Diesel Oil out of …	US (US)	07/15/04	10/891971	10/891971
ALP7002BR	High-power	BR (Britain)	02/02/06	PIO601891-2	PIO601891-2
ALP7002CA	High-power	CA (Canada)	09/01/06	2558401	2558401
ALP7002CN	High-power	CN (China)	02/14/06	200610004445	200610004445
ALP7002IN	High-power	IN (India)	07/25/06	1290/CHE/200	1290/CHE/200
ALP7002JP	High-power	JP (Japan)	04/27/06	2006-123066	2006-123066
ALP7002MX	High-power	MX (Mexico)	04/07/06	PA/a/2006/003	PA/a/2006/003
ALP7002RU	High-power	RU (Russia)	04/19/06	2006113270	2006113270
ALP7002US	High-power	US (US)	08/23/06	11/~~2~~508760	11/~~2~~508760
ALP7004BR		BR (Britain)	04/10/07
ALP7004CN	High-power	CN (China)
ALP7004IN	High-power	IN (India)	11/20/07
ALP7004JP	High-power	JP (Japan)	11/19/07	2007-299152	2007-299152
ALP7004KR	High-power	KR (Korea)	11/20/07	10-2007-01186	10-2007-01186
ALP7004MX	High-power	MX (Mexico)	05/25/07	MX/a/2007/006	MX/a/2007/006
ALP7004RU	High-power	RU (Russia)	11/19/07